Exhibit 99.1

LEXICON PHARMACEUTICALS REPORTS ON CLINICAL PROGRAM STATUS
AND 2011 THIRD QUARTER RESULTS

Conference Call and Webcast at 11:00 a.m. Eastern Time

The Woodlands, Texas, November 1, 2011 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), a biopharmaceutical company focused on discovering and developing breakthrough treatments for human disease, today updated its drug development progress and reported financial results for the three and nine months ended September 30, 2011.

“Recent positive results from clinical studies of LX4211 and LX1032 have provided further validation for the unique mechanisms of action of these first-in-class drugs,” said Dr. Arthur T. Sands, president and chief executive officer of Lexicon. “We are progressing with plans to partner LX1032 on the strength of our Phase 2 data in carcinoid syndrome, and are engaged in active discussions with multiple parties about the program.”

Progress in Clinical Pipeline

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Telotristat etiprate (LX1032): Results from the recently-completed placebo-controlled Phase 2 clinical trial of telotristat etiprate in carcinoid syndrome patients were reported at the annual meeting of the North American Neuroendocrine Tumor Society. Telotristat etiprate, an inhibitor of tryptophan hydroxylase that reduces peripheral serotonin production without affecting brain serotonin levels, showed evidence of efficacy across several endpoints, including observed reductions in bowel movement frequency; decreased urinary 5-HIAA, a biomarker of serotonin synthesis; and improvements in patient-reported relief of symptoms. Also reported were preliminary data from an ongoing open-label Phase 2 trial, which indicate that telotristat etiprate is producing biochemical and clinical benefits, including improvements in bowel movement frequency, flushing episode frequency, urinary 5-HIAA levels, and adequate relief of gastrointestinal symptoms. The drug has demonstrated a favorable safety profile in both studies to date. In addition to the ongoing development of telotristat etiprate for carcinoid syndrome, Lexicon also plans to initiate a Phase 2 trial in patients with ulcerative colitis in the fourth quarter of this year.

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LX4211: Lexicon reported data from a clinical study in which LX4211, a dual inhibitor of sodium-glucose cotransporters 1 and 2, demonstrated a favorable safety profile and beneficial effects on multiple parameters of glycemic control and cardiovascular health in healthy normal subjects, including decreased postprandial glucose levels without hypoglycemia and substantially reduced triglycerides. Lexicon also presented data from a previous mechanistic study in patients with type 2 diabetes at the annual meeting of the European Association for the Study of Diabetes, which demonstrated that a single dose of LX4211 significantly increased circulating levels of GLP-1 (active and total) and PYY, important regulators of glycemic and appetite control. Lexicon continues to enroll patients with type 2 diabetes in its 12-week Phase 2b clinical trial of LX4211, which remains on track to complete on schedule, with top-line results expected around mid-year 2012.

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LX1033: Lexicon is preparing to initiate a Phase 2 study of LX1033, a serotonin synthesis inhibitor being developed as a potential treatment for irritable bowel syndrome (IBS). In a Phase 1 study completed earlier this year in healthy volunteers, LX1033 produced reductions in 5-HIAA, a biomarker of serotonin production, comparable to those seen with an earlier clinical compound, LX1031, but with substantially lower and less frequent dosing. Results from a Phase 2 study published in the August 2011 issue of the journal Gastroenterology showed that LX1031 was well tolerated and provided clinical benefit to patients with non-constipating IBS, showing improvements in a global assessment of adequate relief from IBS pain and discomfort and in stool consistency, with symptom relief correlating with reductions in the 5-HIAA biomarker. Like LX1031, LX1033 acts locally in the gastrointestinal tract to reduce serotonin production by inhibiting tryptophan hydroxylase, a key enzyme in the biosynthesis of serotonin.

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LX2931: Lexicon initiated a dose-ranging study to explore higher doses of LX2931 in rheumatoid arthritis patients. Previously-reported Phase 2a results of LX2931, an inhibitor of sphingosine-1-phosphate lyase, demonstrated a favorable safety profile at all doses tested and suggest that rheumatoid arthritis patients treated with 150 mg of

LX2931 once daily showed improvement in the primary efficacy endpoint of the study, the percentage of patients achieving an American College of Rheumatology 20 (ACR20) response at week 12.

Financial Results

Revenues: Lexicon's revenues for the three months ended September 30, 2011 decreased 55 percent to $0.4 million from $0.8 million for the corresponding period in 2010. For the nine months ended September 30, 2011, revenues decreased 59 percent to $1.5 million from $3.7 million for the corresponding period in 2010.

Research and Development Expenses: Research and development expenses for the three months ended September 30, 2011 increased 4 percent to $19.7 million from $18.9 million for the corresponding period in 2010, primarily due to an increase in external preclinical and clinical research and development costs offset by a decrease in personnel costs. For the nine months ended September 30, 2011, research and development expenses increased 6 percent to $63.7 million from $60.3 million for the corresponding period in 2010.

Increase in Fair Value of Symphony Icon Purchase Liability: In connection with the acquisition of Symphony Icon, Lexicon made an initial estimate of the fair value of the liability for the associated base and contingent payments. Changes in this liability, based on the development of the programs and the time until such payments are expected to be made, are recorded in Lexicon's consolidated statements of operations. The increase in fair value of the Symphony Icon purchase liability was $2.3 million and $1.1 million for the three months ended September 30, 2011 and 2010, respectively, and was $5.2 million and $1.1 million for nine months ended September 30, 2011 and 2010, respectively.

General and Administrative Expenses: General and administrative expenses for the three months ended September 30, 2011 decreased 18 percent to $4.1 million from $4.9 million for the corresponding period in 2010. The decrease was primarily attributable to decreased personnel costs. For the nine months ended September 30, 2011, general and administrative expenses decreased 14 percent to $13.3 million from $15.5 million for the corresponding period in 2010.

Consolidated Net Loss: Net loss for the three months ended September 30, 2011 was $26.1 million, or $0.08 per share, compared to a net loss of $27.5 million, or $0.08 per share, in the corresponding period in 2010. Net loss for the nine months ended September 30, 2011 was $82.4 million, or $0.24 per share, compared to a net loss of $78.8 million, or $0.27 per share, for the corresponding period in 2010. For the three and nine months ended September 30, 2011, net loss included non-cash, stock-based compensation expense of $1.4 million and $4.4 million, respectively. For the three and nine months ended September 30, 2010, net loss included non-cash, stock-based compensation expense of $1.3 million and $4.0 million, respectively.

Cash and Investments: As of September 30, 2011, Lexicon had $144.2 million in cash and investments, as compared to $164.8 million as of June 30, 2011 and $211.1 million as of December 31, 2010.

Lexicon Conference Call:
Lexicon management will hold a conference call to discuss its clinical development progress and financial results for the third quarter of 2011 at 11:00 a.m. Eastern Time today. The dial-in number for the conference call is 888-220-1244 (within the US/Canada) or 706-679-5615 (international). The conference ID for all callers is 20122666. Investors can access a live webcast of the call at www.lexpharma.com. An archived version of the webcast will be available on Lexicon's corporate website through November 29, 2011.

About Lexicon
Lexicon is a biopharmaceutical company focused on discovering breakthrough treatments for human disease. Lexicon currently has four drug programs in mid-stage development for diabetes, irritable bowel syndrome, carcinoid syndrome and rheumatoid arthritis, all of which were discovered by Lexicon's research team. Lexicon has used its proprietary gene knockout technology to identify more than 100 promising drug targets. Lexicon has focused drug discovery efforts on these biologically-validated targets to create its extensive pipeline of clinical and preclinical programs. For additional information about Lexicon and its programs, please visit www.lexpharma.com.

Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon's clinical development of LX1031, LX1032, LX1033, LX2931, and LX4211, including characterizations of the results of and projected timing of clinical trials of such compounds, and the potential therapeutic and commercial potential of LX1031, LX1032, LX1033, LX2931, and LX4211. This press release also contains forward-looking statements relating to Lexicon's partnership discussions with third parties with respect to the development and commercialization of LX1032. In addition, this press release also contains forward-looking statements relating to Lexicon's growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon's ability to successfully conduct clinical development of LX1031, LX1032, LX1033, LX2931, and LX4211 and preclinical and clinical development of its other potential drug candidates, advance additional candidates into preclinical and clinical development, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, including with respect to LX1032, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon's actual results to be materially different from any future results expressed or implied by such forward-looking statements. Unless specifically indicated otherwise, results reported as trends were not statistically significant. Information identifying such important factors is contained under “Risk Factors” in Lexicon's annual report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact for Lexicon:
D. Wade Walke
Senior Director, Corporate Communications and Investor Relations
281/863-3046
wwalke@lexpharma.com

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2011	2010	2011	2010
	(unaudited)		(unaudited)
Revenues:
Collaborative research	$335	$632	$1,312	$3,437
Subscription and license fees	20	149	194	218
Total revenues	355	781	1,506	3,655
Operating expenses:
Research and development, including stock-based compensation of 823, $751, $2,480 and $2,366, respectively	19,655	18,941	63,721	60,268
Increase in fair value of Symphony Icon, Inc. purchase liability	2,336	1,145	5,198	1,145
General and administrative, including stock-based compensation of $609, $582, $1,874 and $1,592, respectively	4,055	4,948	13,340	15,535
Total operating expenses	26,046	25,034	82,259	76,948
Loss from operations	(25,691)	(24,253)	(80,753)	(73,293)
Gain on investments, net	—	—	—	141
Interest income	60	51	215	468
Interest expense	(560)	(637)	(1,977)	(2,093)
Other income (expense), net	88	(2,700)	145	(4,025)
Consolidated loss before income taxes	(26,103)	(27,539)	(82,370)	(78,802)
Income tax benefit	—	26	—	26
Consolidated net loss.	$(26,103)	$(27,513)	$(82,370)	$(78,776)

Consolidated net loss per common share, basic and diluted	$(0.08)	$(0.08)	$(0.24)	$(0.27)

Shares used in computing net loss attributable to Lexicon Pharmaceuticals, Inc. per common share, basic and diluted	337,678	337,404	337,625	291,196

Consolidated Balance Sheet Data	As of September 30,	As of December 31,
(In thousands)	2011	2010
	(unaudited)
Cash and investments.	$144,155	$211,111
Property and equipment, net	47,344	53,427
Goodwill	44,543	44,543
Other intangible assets	53,557	53,557
Total assets	294,706	366,884
Deferred revenue	14,376	14,426
Current and long-term debt	25,239	28,483
Other long-term liabilities.	53,636	48,783
Accumulated deficit	(755,776)	(673,406)
Total stockholders' equity	169,481	247,024